CERTIFICATE OF PANDORA'S GOLDEN BOX,

                      A NEVADA CORPORATION,

               PURSUANT TO SECTION 78.207(4) OF THE

                     NEVADA REVISED STATUTES



          FIRST: The name of the corporation is Pandora's Golden Box (the "Company").

          SECOND: On June 3, 1997, the Board of Directors of the Company unanimously consented to a reverse split of the Company's outstanding common stock in the ratio of one new share for every 100 shares outstanding as of the date of filing of this Certificate, with fractional shares being rounded up to the nearest whole share and no stockholder's holdings to be reduced below 100 shares as a result of the reverse split, while retaining the present par and authorized capital, with appropriate adjustments in the stated capital and additional paid in capital accounts of the Company.

          THIRD: The number of authorized shares and the par value of the Company's common stock immediately before the above-referenced resolutions were 25,000,000 shares at one mill ($0.001), respectively.

          FOURTH: The number of authorized shares and the par value of the Company's common stock immediately after the above-referenced resolutions were 25,000,000 shares and one mill ($0.001), respectively.

          FIFTH: The number of shares of the Company's common stock to be issued after the reverse split in exchange for each pre-split share of common stock is 1/100th of one share, provided that fractional shares shall be rounded up to the next whole share and no stockholder's holdings are to be reduced to less than 100 shares as a result of the reverse split.

          SIXTH: No fractional shares will be issued as a result of the reverse split. There is no provision for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share as a result of the reverse split.

          SEVENTH: The approval of the affected stockholders is not required; however, stockholders holding in excess of 50% of the Company's issued and outstanding common stock have consented to the reverse split in accordance with applicable provisions of the Nevada Revised Statutes.

          EIGHTH: The above-referenced resolutions will be effective as of the date of filing of this Certificate with the Secretary of State of the State of Nevada.

          IN WITNESS WHEREOF, the undersigned executive officers of the Company hereby execute this Certificate on the 2nd day of December, 1997.

                                   /s/Sam Bono, President

                                   /s/Carol Novick
                                      Secretary/Treasurer

STATE OF TEXAS             )
                           ) ss
COUNTY OF GALVESTON        )

          Sam Bono hereby acknowledges that he is the President of Pandora's Golden Box, that he has read the foregoing information, and of his personal knowledge, represents and warrants that such information is true and correct in every material respect.

                                      /s/Sam Bono

          Subscribed and sworn to before me this 2nd day of December, 1997.

                                      /s/Joan F. Bono
                                      NOTARY PUBLIC

STATE OF TEXAS                  )
                                ) ss
COUNTY OF HARRIS                )

          Carol Novick hereby acknowledges that she is the Secretary/Treasurer of Pandora's Golden Box, that she has read the foregoing information, and of her personal knowledge, represents and warrants that such information is true and correct in every material respect.


                                      /s/Carol Novick

          Subscribed and sworn to before me this 4th day of December, 1997.

                                      /s/Meredith Beaumont
                                      NOTARY PUBLIC